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                                FOX-PITT, KELTON


CORPORATE FINANCE
380 Madison Avenue, 24th Floor                                 Tel: 212 857 6200
New York, NY 10017-2513                                        Fax: 212 682 0779









June 23, 1999


The Board of Directors
Prime Bancorp, Inc.
7111 Valley Green Road
Fort Washington, Pennsylvania 19034


Gentlemen:

Pursuant to the letter agreement between Prime Bancorp, Inc. ("Prime" or the "Company") and Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") dated February 5, 1999, Fox-Pitt, Kelton consents to the fact that a copy of and references to its fairness opinion may be filed with the Securities and Exchange Commission and included as part of the proxy statement-prospectus contained in the registration statement on Form S-4 provided to the Company's stockholders.


Very truly yours,


/s/ Fox-Pitt, Kelton Inc.
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    FOX-PITT, KELTON INC.